Exhibit 10.12

Executive Officers 2005 Annual Incentive Program
under the Dade Behring 2004 Incentive Compensation Plan

2005 Annual Incentive Target Percent = 120% for the CEO

75% for each other executive officer

2005 Annual Incentive Target Amount = 120% of December 31, 2005 Annual Base Salary for the CEO

75% of December 31, 2005 Annual Base Salary for each other executive officer

The 2005 annual incentive program will be funded (in the percentages indicated) with a maximum of $2,800,000 for the CEO, 1,000,000 Euros for one executive officer and $1,000,000 for each of the other executive officers upon achievement of the financial measures established for each of the following:

-                                            Net Income (50%)

-                                            Cash Flow (20%)

-                                            EBITDA (earnings before interest, taxes, depreciation and amortization) (20%); and

-                                            Revenue Growth (10%)

•                  Each financial measure funds independently from the others and the Program will be fully funded only if all four financial measures are achieved.

•                  The calculation with respect to sixty percent of each potential bonus amount is based upon a comparison of actual performance for such financial measures to target objectives established for such financial measures.

•                  The award related to the remaining forty percent of the potential bonus is based upon individual performance as evaluated and determined by the Compensation Committee in the case of the CEO and as evaluated by the CEO and finally determined by the Compensation Committee in the case of each other executive officer.

•                  Bonus amounts may be adjusted, but not increased, at the discretion of the Compensation Committee.